                                                                    Exhibit 10.7


      EMPLOYMENT AGREEMENT dated as of January 21, 1997 (the "Agreement") between Atlantic Express Transportation Corp., a New York corporation with an office at 7 North Street, Staten Island, New York 10302 (the "Company"), and Patrick Gatto, presently residing at 100 Sandalwood Drive, Marlboro, NJ 07746 (the "Executive").

      WHEREAS, the Executive is presently employed by Atlantic Express Transportation Group Inc. ("Atlantic"), the parent of the Company under an employment agreement entered into as of February 28, 1994 (the "1994 Agreement");

      WHEREAS, Atlantic has agreed to transfer (the "Transfer") to the Company, all of the capital stock of the subsidiaries of Atlantic engaged in the transportation business (the "Transportation Subsidiaries"); and

      WHEREAS, in connection with the Transfer, the Company will become the primary employer of the Executive and will provide all compensation and benefits to Executive, although the Executive will continue to act for Atlantic pursuant to an amendment to the 1994 Agreement;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

            1.    EMPLOYMENT AND DUTIES

            1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Executive Vice President of the Company and upon the Board of Directors of the Company (the "Board") as a director upon the terms and conditions herein contained, and in such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of Atlantic and of any subsidiary of the Company; Provided, however, that such position shall be of no less status relative to such subsidiary as the position that the Executive holds pursuant to the first sentence of this Section
1.1 is with respect to the Company.

            1.2. Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (with the exception of services rendered on behalf of Atlantic or non transportation subsidiaries of Atlantic) without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder.

            1.3. Term of Employment. The Executive's employment under this Agreement shall commence on January 15, 1997 (the "Effective Date") and shall terminate on the earliest of (i) the fifth anniversary of the Effective Date, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement; provided, however, that the term of the Executive's employment under this Agreement may be extended for a period of up to three years by notice of approval from the Board to the Executive at least six months prior to the expiration of the then effective Employment Term but not earlier than the fourth anniversary of the Effective Date (the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, or such later date to which the term of the Executive's employment shall have been extended is hereinafter referred to as the "Employment Term").

            2.    SALARY

            2.1. Base Salary. From the Effective Date, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $340,252 per annum, payable in arrears in equal installments not less frequently than weekly in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

            2.2. Annual Increases. Commencing one year from the Effective Date, and annually on each anniversary thereafter, the Executive's base salary shall be increased by the same percentage by which the regional consumer price index as of the June immediately preceding such anniversary date shall have increased over such consumer price index as of June of the prior year; provided, however, that in no event shall such annual increase be more than five percent (5%) nor less than three percent (3%) of such base salary. Regional consumer price index shall mean the index as determined by the United States Department of Labor for the New York, New York - Northeastern New Jersey area based upon the index for all urban consumers.

            3.    EMPLOYEE BENEFITS

            3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

            (a) the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company;

            (b) a disability insurance policy providing $10,000 in monthly benefits commencing six months after a disability which prevents the Executive from performing the ordinary and necessary functions and duties of his employment; Provided that the premium therefore shall not exceed the usual and customary rates charged by underwriters for such a policy for a person of the Executive's age in good health. At the option of the Executive and in the place of the disability policy, the Company shall pay the cash equivalent of the premium for such policy to the Executive the "Disability Equivalent Payment");

            (c) an automobile allowance of $1,434 per month; and

            (d) a life insurance premium allowance of $23,000 payable annually in February of each year of the term hereof.

            3.2. Vacation. The Executive shall be entitled to 16 days paid vacation each year in accordance with the applicable policies of the Company; provided, however, that the Executive must utilize at least five (5) vacation days per contract year during the month of August.

            3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

            3.4. Non-Renewal of Agreement. In the event this Agreement is not renewed by the Company as provided in Section 1.3, the Executive shall be entitled to six months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term ("Severance Pay").

            4.    TERMINATION OF EMPLOYMENT

            4.1. Termination for Cause; Resignation.

            4.1.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to his Severance Pay, unless such termination is for a Disloyalty Termination Event, in which case the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination. If the Executive resigns from his employment hereunder, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of resignation. The Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment, subject to the terms of such plans or arrangements.

            4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event or a BOE Termination Event (as defined below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination for a Conduct, Performance or Disloyalty Termination Event shall be provided in Section 4.1.4. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

            4.1.3. Notice of Termination for Felony or BOE Termination Event. Unless first terminated by a written notice of the Board, termination of the Executive's employment for a Felony or BOE Termination Event (as defined below) shall be effected by delivery of a written notice of termination from Busco Capital, Inc., the holder of the Series A Preferred

Stock of Atlantic ("Busco") to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

            4.1.4. Other Termination for Cause. Termination of the Executive's employment for a Conduct, Performance or Disloyalty Termination Event shall be determined by a single arbitrator selected from a list of three potential arbitrators offered by ENDISPUTE of 300 Park Avenue, New York, New York ("ENDISPUTE"). Busco and the Executive shall each have 72 hours to object to no more than one potential arbitrator. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator, who shall conduct an arbitration proceeding in accordance with ENDISPUTE's then current policies and procedures. In the event ENDISPUTE is no longer conducting business as a dispute resolution firm at the time of the Busco Notice (as defined below), the list of three arbitrators shall be supplied by the American Arbitration Association ("AAA"), and the single arbitrator shall be selected in the same manner as set forth above; such arbitrator shall conduct the arbitration proceeding in accordance with the AAA's then current policies and procedures. The decision of the arbitrator shall be final and binding to the extent permitted by law, and judgment thereon may be entered in any court having jurisdiction thereof. Such arbitration shall be commenced by a notice by Busco to the Executive requiring dismissal subject to the provisions of this Agreement and to ENDISPUTE (the "Busco Notice"). ENDISPUTE shall be informed that the determination of the arbitrator is sought within 60 days of the Busco Notice. Each party agrees to complete its presentation to the arbitrator not later than the 45th day after the Busco Notice. Should the arbitrator suspend the proceedings upon a court order or request of a prosecutor arising out of a criminal proceeding commenced or to be commenced against the Executive or should the Executive decline to participate in such arbitration, the arbitration shall be terminated and termination of the Executive's employment hereunder shall thereupon be final and no longer subject to arbitration. Unless termination is decided by an arbitrator, Busco shall be liable to the Executive for damages if such termination under this Section 4.1.4 was wrongful.

            4.2. Cause. Termination for "Cause" shall mean termination of the Executive's employment because the Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder, which conduct materially and adversely affects the Company (a "Conduct Termination Event", except that the Executive's conduct related to the facts and circumstances described under item 6 of Schedule 3.10 of the Stock Purchase Agreement shall not be considered a Conduct Termination Event, which exception shall not apply if a governmental authority shall commence a criminal suit against the Executive based on charges arising out of the same facts and circumstances as set forth in such item 6 of Schedule 3.10 of the Stock Purchase Agreement), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has been identified by the Board of Education of the City of New York in a notice to the Company (a "BOE Notice") that the Board of Education has elected either not to extend an existing transportation contract or that it will not accept bids from the Company for a new transportation contract unless the employment of the Employee is terminated together with divestiture of the Employee's stock ownership (a "BOE Termination Event").

            5.    PERMANENT DISABILITY

            In the event the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement, then the Company shall, by written notice to the Executive after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, reduce the Executive's compensation hereunder for "Permanent Disability" as follows:

            First Six Months              No Reduction

            Following 18 months           90% of compensation less
                                          $l0,000 per month

            Following 12 months           Fifty percent (50%) of
            (or if less, the              compensation
             balance of the
             Employment Term)

            Balance of Employment         Twenty-five percent (25%) of
            Term                          compensation

            The Executive will use his reasonable best efforts to cooperate with any physician referred to the Company by the physicians referral service of the Columbia Presbyterian Medical Center of 622 West 168th Street, New York, New York to determine whether or not Permanent Disability exists, and the determination of such physician made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physician declines to make a determination as to medical disability, the matter will be referred to ENDISPUTE for resolution, whereby ENDISPUTE shall select a single arbitrator to make a determination based upon the evidence and testimony submitted by such physician and no other expert testimony or medical evidence shall be permitted or considered by such arbitrator. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by the Executive under any plan, program or arrangements, including any payment to the employee under
Section 3.1(b) exceed the Executive's Base Salary; provided that if disability payments are received which are free of federal income tax. The payments provided for in this Section s shall be reduced by an amount equal to the pre-tax income which would have been required to produce such payment free of tax based on the marginal rate for the previous tax year of the Executive. Except (i) as to continue to pay the

Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to the Executive or
(ii) as otherwise provided in this Section 5, upon delivery of such written notice, the Company shall have no further obligation to the Executive under this Agreement.

            6.    NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

            6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries within (i) the counties then served by the Company as well as adjacent counties, and (ii) any other counties in which the Company has made a bid within 24 months prior to the Executive's termination and any adjacent counties in which the Company conducts business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is, or was during the then most recent 24-month period, employed by or associated with the Company or any of its subsidiaries; or (c) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries. The obligations of this Section 6.1 shall apply for 24 months after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations. The obligations of this Section 6.1 shall not be applicable during any period in which the Company is not in compliance with Executive's Put Right under the 1994 Agreement.

            6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect the Company's, or any of its affiliates' or subsidiaries', products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

            6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company.

            6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this
Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

            7.    MISCELLANEOUS

            7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:

            Atlantic Express
              Transportation Corp.
            7 North Street
            Staten Island, NY 10302

            Attention: President

            To the Executive:

            Patrick Gatto
            100 Sandalwood Drive
            Marlboro, NJ 07746

Any such notice or communication shall be sent certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

            7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

            7.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including the 1994 Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

            7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

            7.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York without reference to rules relating to conflict of law.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                          ATLANTIC EXPRESS
                                           TRANSPORTATION CORP.


                                          By: /s/ Domenic Gatto
                                             ---------------------
                                          Name: Domenic Gatto
                                          Title: President and Chief Executive
                                                 Officer

                                          PATRICK GATTO

                                          /s/ Patrick Gatto
                                          ------------------------